Exhibit 16.1

Baker Tilly Virchow Krause, LLP

8219 Leesburg Pike, Suite 800

Tysons Corner, VA 22182-2625

tel 703 923 8300

fax 703 923 8330

bakertilly.com

July 1, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the change in accountants disclosure pursuant to Item 304 of Regulation S-K, captioned “Change in Independent Accountant” in the Registration Statement on Form S-1 of REGENXBIO Inc., dated July 1, 2015, as may be amended from time to time. We agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with the statements seen elsewhere within the Form S-1.

Sincerely,

BAKER TILLY VIRCHOW KRAUSE, LLP